EXHIBIT 10.21

Confidential

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective as of the 18, day of June 2007 (“Effective Date”), is entered into by and between Bovie Medical Corporation, a Delaware corporation, with its principle business address at 7100 30th Avenue N, St. Petersburg, Florida 33710 (hereinafter referred to as “the Company”), and Gary D. Pickett (hereinafter referred to as “the Employee”), and is approved by the Bovie Medical Corporation Board of Directors on the ____ day of __________ 2007.

WITNESSETH:

WHEREAS, the Company is a corporation existing and authorized to do business in Delaware and Florida; and

WHEREAS, the Company is desirous of securing Employee’s services and Employee is willing to provide such services under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, Company and Employee (each, a “Party,” and collectively, the “Parties”) agree as follows:

1)	EMPLOYMENT OF EMPLOYEE: The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept said employment pursuant to the terms and conditions of this Agreement.

2)
DUTIES: The Employee shall render, as a full-time employee, professional services as Chief Financial Officer of the Company, reporting to Company’s Chief Operating Officer (or his designee), and shall perform such additional duties as may be assigned to the Employee by the Board of Directors of the Company.  The Employee agrees to devote all of his time and efforts to the performance of his duties hereunder, except for customary vacations and reasonable absences due to illness, or other incapacity, as set forth herein, and to perform all of his duties to the best of his professional ability and to comply with such reasonable policies, standards, and regulations of the Company as are from time to time established by the Board of Directors of the Company. Nothing contained herein shall be construed so as to prohibit or prevent the Employee from engaging in any business activity as long as such activities do not conflict or interfere with the satisfactory performance of his duties hereunder, or which compete, directly or indirectly, with Company or its Affiliates.  "Affiliate(s)," as to either Party, means any other person or entity that, directly or indirectly, controls, is under common control with, or is controlled by, that Party. For purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, shall mean direct or indirect ownership of more than Fifty Percent (50%) of the voting stock or (partnership) shares of such person or entity.

3)
TERM: The Employee’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue until two (2) years thereafter, or until terminated as hereinafter provided (the “Term”).  Subject to the approval of the Company’s Board of Directors, the Term of this Agreement shall be automatically extended for continuous terms of one (1) year unless the Company provides the Employee with advance written notice of its intention not to renew this Agreement of at least three hundred and sixty-five (365) days.

4)	PLACE OF EMPLOYMENT: Unless expressly approved otherwise by the Company Board of Directors, during the Term, the Employee will permanently reside and work in the Tampa Bay, Florida area.

5)
COMPENSATION: For all services rendered to the Company, the Employee agrees to accept as total compensation the sum computed as follows, payable in accordance with the Company’s standard payroll procedures, established and approved by the Company Board of Directors, as amended:

a.	During the Term, the Employee shall receive the sum equal to Ninety Thousand U.S. Dollars (US$90,000) per year, payable in accordance with the standard payroll practices of the Company.

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b.	Bonuses: Shall be determined from time to time by the Company Board of Directors at its discretion.

6)
VACATION/SICK: The Employee shall be entitled to a vacation with full pay, of three (3) weeks (fifteen (15) working days), during each 12-month period of Employee’s employment hereunder. The scheduling of any vacation shall be coordinated with the Company so that the needs of the Company are met to the extent reasonably possible. The Employee may be entitled to such further paid vacation as may be approved in writing by the Board of Directors of the Company. Any accrued vacation not taken by the Employee during a year shall be available for use in subsequent year.  The Employee may elect to receive a cash payment for one (1) week’s vacation, in lieu of taking such vacation, every calendar year during the Term.  The Employee shall be granted sick time in accordance with Company policy, as outlined in the Company’s Employee Handbook, as amended.

7)
REIMBURSEMENT OF BUSINESS EXPENSES: The Company agrees to pay, either directly or indirectly, by payment to the Employee, for all the Employee’s approved entertainment, travel and miscellaneous business expenses incurred by him during the course of his employment. Employee shall be entitled, on approved business-related travel, coach airline tickets on domestic travel and business class airline tickets on international travel, and a full size rental automobile. As a prerequisite to any payment or reimbursement by the Company for business expenses, the Employee shall submit receipts of all such expenses to the Company, and the Company’s obligation to effect payment or reimbursement of such expenses shall be only to the extent of such receipts.

8)
ADDITIONAL BENEFITS: The Company shall obtain and pay for group medical and dental insurance for the Employee and his dependents, under such insurance program and plan that the Board of Directors of the Company deems appropriate. The Company shall obtain and pay for term life insurance in the amount of $50,000.00 for the Employee under such insurance program and plan that the Board of Directors of the Company deems appropriate. The Company shall further provide a disability plan upon such terms and conditions that are, at a minimum, equal to or better than those maintained by the Company as of the Effective Date.

9)
PROPERTY DEFINED: The Employee understands and agrees that Company Intellectual Property, files, customer files, correspondence, e-mails, memos, legal files, research files, engineering files, development materials, notes, analyses, compilations, studies, interpretations and other documents (regardless of form or medium) and information, form files, forms, examples, test data, samples, and all briefs and memoranda, and other work product, related in any way to Company customers, products, plans, designs, concepts, ideas, research, development, know-how, costs, prices, finances, marketing plans, business opportunities, or personnel are the sole and exclusive property of the Company (collectively “Company Property”); and the same shall remain in the possession of the Company and shall constitute the property of the Company irrespective of who prepared the same. The Employee shall not remove, photocopy, photograph or in any other manner duplicate, translate, compile, summarize, transmit, convey, or remove, said Company Property.   “Intellectual Property” means all intellectual property rights, both domestic and foreign, including any and all tangible and intangible trade secret rights, patents rights (including registrations, applications, renewals, extensions, continuations, divisions, reexaminations and reissues), processes, know-how, prototypes, specifications, drawings, designs, tools, industrial property rights, shop rights, inventions, improvements, developments or discoveries, whether conceived or made by Employee or not, and whether patentable (or registrable) or not.

10)
DISPOSITION OF PROPERTY DURING AND AFTER EMPLOYMENT: The Employee agrees and understands that all Confidential Information (as defined below) and Company Property are and shall remain, during and after the Term, the sole and exclusive property of the Company, and the Employee shall have no right, title or interest in or to the same.

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11)	TERMINATION OF EMPLOYMENT: The employment of the Employee may be terminated as follows:

a.	By the death of the Employee, in which case the Company shall pay the Employee’s estate the basic annual compensation due the Employee, pro-rated through the date of termination.

b.
By the Employee, at any time upon at least sixty (60) days prior written notice to the Company, in which case the Company shall be obligated to pay the Employee the basic annual compensation due him pro-rated to the date of termination.

c.
By the Company, without cause, with the majority approval of the Board of Directors of the Company, at any time upon at least thirty (30) days prior written notice to the Employee, and the Company shall be obligated to pay the Employee compensation currently in effect including all bonuses (if any), accrued or prorated, and approved expenses, up to the date of termination. During any subsequent time remaining on this Agreement, the Company shall pay the Employee the salary in effect at the time of termination, payable weekly or as otherwise mutually agreed in writing. Employee shall not have to account for other compensation from other sources or otherwise mitigate his damages due to termination pursuant to this subparagraph.

d.
By the Company, if during the term of this Agreement the Employee (i) violates the provisions of Paragraph 12 or Paragraph 13 hereof, (ii) is found guilty in a court of law of any crime of moral turpitude, or (iii) breaches this Agreement and such breach remains uncured ten (10) days after Employee’s receipt of Company’s written notice of Employee’s breach or threatened breach.

12)
NON-COMPETITION AND PRESERVATION OF NON-TRADE SECRET PROTECTIVE BUSINESS INTERESTS: During and upon expiration or termination of this Agreement, and for twelve (12) months thereafter, irrespective of the time, manner, or method of such expiration or termination, the Employee shall not, without the express written consent of the Company, directly or indirectly, consult with, render services to, or otherwise participate or attempt to participate in any manner in a business, which competes with the Company or its Affiliates, within the geographic areas where the Company or its Affiliates, or the Employee, conducted business during the twenty-four (24) month period directly preceding any expiration or termination of this Agreement, and Employee:

a.
Shall not use or disclose any Confidential Information to any person or entity without the written authorization of the Company. “Confidential Information” includes, but is not limited to, information concerning Company’s or its Affiliates’ customers, products, designs, engineering and manufacturing methods, pricing information and methods, training and operational procedures, advertising, marketing, and sales information, financial information, and other data, concepts, strategies, methods, procedures or other confidential information, that is not a “trade secret,” as defined by Florida Statute §688.002 (2006), as amended;

b.
Shall not solicit, directly or indirectly, any existing or potential client or customer with whom the Company has or may have a business relationship. A potential client or customer is defined as any person or entity that the Company or Employee actively solicited, or engaged in business activity, during the twenty-four (24) month period directly preceding the expiration or termination of this Agreement;

c.
Shall not hire, recruit, or attempt to recruit, any person employed by the Company at the time of the expiration or termination of this Agreement for any person or business entity which competes or plans to compete with the Company;

d.
Shall not adversely affect the Company’s customer goodwill associated with (1) an ongoing business by way of trade name, trademark, service mark, trade dress and the like; (2) a specific geographical location; or (3) a specific marketing or trade area; and

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e.	Shall not use extraordinary or specialized training received from the Company except for the benefit of the Company, within the scope of Employee’s employment hereunder.

f.
This Non-Competition and Protection of Non-Trade Secret Protectable Business Interest provision is expressly intended to benefit the Company and its Affiliates, their respective successors and assigns (the “Third Party Beneficiaries”), and the Company and the Third Party Beneficiaries are expressly authorized to enforce this provision.

g.
Employee agrees that the precise value of the covenants in Section 12 (and Section 13) are so difficult to evaluate that no accurate measure of liquidated damages could possibly be established and that, in the event of a breach or threatened breach, the Company is entitled to temporary and permanent injunctive relief restraining Employee from such breach or threatened breach. In the event that any covenants made in this Section shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted.

13)
PRESERVATION OF TRADE SECRETS: During the Term, and upon the expiration or termination of this Agreement, the Employee shall not, directly or indirectly, use or disclose any “trade secret” (as that term is defined by Florida Statute §688.002 (2006), as amended) of the Company or its Affiliates, or allow any such trade secret to be disclosed to or used by any person or entity, for any reason or purpose whatsoever, except as expressly authorized, in writing, by the Company’s Chief Executive Officer or Chief Operating Officer. In addition, the Employee will not accept any employment or other business relationship which would, by the nature of the position, involve the inevitable disclosure of any such trade secret.

This Non-Disclosure of Trade Secrets provision is expressly intended to benefit the Company and the Third Party Beneficiaries, and the Company and the Third Party Beneficiaries are expressly authorized to enforce this provision.

14)
INDEMNIFICATION: The Company shall indemnify the Employee from liability in connection with his acting as an officer or director of Company, including but not limited to, indemnification for legal expenses and out-of-pocket disbursements in connection with defense of any claim or lawsuit against him based upon acts or omissions by him during the period that he was an officer or director of the Company. However, the foregoing indemnification as to certain acts shall not apply in the event it is determined by a court of competent jurisdiction that the Employee, during his tenure as an officer or director had (a) breached his duty of loyalty to the Company or its stockholders; (b) acted not in good faith or had intentionally acted against the best interests of the Company or the stockholders; (c) paid unlawful dividends or made unlawful stock repurchases or redemptions; or (d) engaged in a transaction in which he had received an improper personal benefit against the interest of the Company or its shareholders.

15)
NOTICES: Any notice required or permitted to be given pursuant to the provisions of this shall be sufficient if in writing, and if personally delivered to the Party to be notified or, if sent by registered or certified mail, to said Party at the following addresses:

If to the Company:	Bovie Medical Corporation
7100 30th Avenue North
St. Petersburg, FL 33710
Attn: Moshe Citronowicz, COO & VP

If to the Employee:	Gary D. Pickett
9958 Lake Seminole Drive West
Largo, FL 33773

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16)
UNREASONABLE COMPENSATION: It is agreed that in the event all or any part of the compensation paid to the Employee hereunder shall be disallowed by the Internal Revenue Service as a deduction by the Company under Section 162 of the Internal Revenue Code of 1986, as amended, (or shall be disallowed as a deduction for state or local income purposes) and interest or other tax “costs” to the Company, as the case may be, attributable to said disallowance shall be determined and shall be a debt payable on demand by the Employee to the Company, which the Company may recover as a setoff against future compensation.

17)
BYLAWS; MISCELLANEOUS: This Agreement is made subject to and with reference to the Bylaws of the Company, which are incorporated herein by reference, and which the Employee accepts as binding upon him.

18)
SEVERABILITY: In the event any portion of this Agreement is held to be invalid or unenforceable, the invalid or unenforceable portion or provision shall not affect any other provision hereof and this Agreement shall be construed and enforced as if the invalid provision had not been included.

19)
BINDING EFFECT: This Agreement shall inure to the benefit of and shall be binding upon the Company and upon any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the Company’s assets through sale, lease, liquidation or otherwise. The rights and benefits of Employee are personal to him and no such rights or benefits shall be subject to assignment or transfer by Employee.

20)	GOVERNING LAW: The laws of the State of Florida, without regard to their choice of law principles, govern all matters arising from or related to this Agreement.

21)
ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the Parties and supersedes and replaces any prior agreement regarding the subject matter hereof, and there are no other agreements between the Parties pertaining to such subject matter, except as expressly set forth herein.

22)
AMENDMENT AND MODIFICATION: All terms, conditions and provisions of this Agreement shall remain in full force and effect unless modified, changed, altered or amended, in writing, executed by authorized representatives of both Parties.

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals effective on this day and year first above written.

EMPLOYEE: Gary D. Pickett	COMPANY: Bovie Medical Corporation

/S/ Gary D. Pickett	/S/ Andrew Makrides
Gary D. Pickett, Employee	Andrew Makrides, CEO (Bovie)

Moshe Citronowicz, VP & COO (Bovie)

Signed Sealed and delivered in the presence of:

Witness	Witness

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